Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of LTX-Credence Corporation pertaining to the Amended and Restated LTX-Credence Corporation 2004 Employee Stock Purchase Plan, of our reports dated October 14, 2008, with respect to the consolidated financial statements of LTX-Credence Corporation included in its Annual Report (Form 10-K) for the year ended July 31, 2008, and the effectiveness of internal control over financial reporting of LTX-Credence Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Boston, Massachusetts

July 29, 2009